Exhibit 99.1

Technical Communications Corporation Reports Results for the Fiscal First Quarter Ended December 24, 2005

     CONCORD, Mass.--(BUSINESS WIRE)--Feb. 3, 2006--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter ended December 24, 2005. For the quarter ended December 24, 2005, the Company reported a net loss of $104,000, or $0.08 per share, on revenue of $914,000, as compared to net income of $118,000, or $0.09 per share, on revenue of $1,187,000 for the same period in fiscal 2005.
     Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "Performance in the first quarter of fiscal 2006 generated a small loss, largely due to an anticipated slowdown in sales combined with a planned increase in internal product development, as compared to the previous quarter. We expect the reduced sales revenues to continue into the second quarter with recovery to higher levels in the third or fourth quarter. The recovery will be driven by securing certain network systems contracts, one of which has been successfully tested and is awaiting execution of the procurement phase. Additionally, product development activity has been increased to provide TCC's DSD72A-SP Military Bulk Encryptor containing user unique requirements to a major Asian customer. These projects reflect our continuing commitment to product evolution and are expected to expand our high end government network business."
     "Of significance to our secure telephone business was the delivery of CSD3324SE Secure Telephones to an Asian customer for use in their defense ministry. This sale further expands our business with this country and builds upon our successful deployments in their other ministries. During fiscal 2006, customized versions of the telephone's features and operation will be developed, which will meet specific customer requirements. These efforts will cause further increases in the internal product development expense, which we expect to return value to TCC through expanded sole-source sales."
     Continuing, Mr. Guild said, "HF radio encryption sales, using the DSP9000 family of products, remains strong with a major delivery of encryptors being made to South America for use in airborne surveillance operations. The DSP9000 provides a secure radio network linking air, ground, naval and command forces into a single robust and highly reliable communications system. TCC anticipates that demand will continue and may increase as newly formed security forces in places like Iraq and Afghanistan become equipped."

     About Technical Communications Corporation

     TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

     Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarter ended December 24, 2005, and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 24, 2005.


                 Technical Communications Corporation

               Condensed consolidated income statements

                                                      Quarter ended
                                                 12/24/05    12/25/04
                                                 --------    --------
         Net sales                             $  914,000  $1,187,000
         Gross profit                             542,000     813,000
         S, G & A expense                         440,000     455,000
         Product development costs                213,000     249,000
         Operating (loss) income                 (111,000)    109,000
         Net (loss) income                     $ (104,000) $  118,000
         Net (loss) income per share:
                   Basic                       $   ( 0.08) $     0.09
                   Diluted                     $   ( 0.08) $     0.07


                 Condensed consolidated balance sheets

                                                 12/24/05     9/25/05
         Cash                                  $  743,000  $1,199,000
         Accounts receivable, net               1,369,000     973,000
         Inventory                              1,300,000   1,448,000
         Other current assets                      82,000      83,000
              Total current assets              3,494,000   3,703,000
         Property and equipment, net               93,000      99,000
            Total assets                       $3,587,000  $3,802,000

         Accounts payable                      $   74,000  $  104,000
         Accrued expenses and
           other current liabilities              300,000     382,000
              Total current liabilities           374,000     486,000
              Total stockholders' equity        3,213,000   3,316,000
         Total liabilities and stockholders'
          equity                               $3,587,000  $3,802,000


     CONTACT: Technical Communications Corporation
              Michael P. Malone
              Chief Financial Officer
              (978) 287-5100
              www.tccsecure.com